                                                                     EXHIBIT 3.2
                                                                     -----------
                           CERTIFICATE OF MERGER OF
                             SKYNET HOLDINGS, INC.
                                     INTO
                        EPL RESOURCES (DELAWARE) CORP.


     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:


     FIRST:   That the name and state of incorporation of each of the
constituent corporations of the merger is as follows:

                 NAME                          STATE OF INCORPORATION
     EPL Resources (Delaware) Corp.                   Delaware
     SkyNet Holdings, Inc.                             Nevada

     SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

     THIRD:   That the surviving corporation of the merger is EPL Resources
(Delaware) Corp.

     FOURTH: Article 1 of the Certificate of Incorporation of the surviving corporation shall be amended to read as follows:

          "1. The name of the corporation is SkyNet Holdings, Inc."

     FIFTH:   That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 3725 East Sunrise Drive, Tucson, Arizona 85718.

     SIXTH:   That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

     SEVENTH: The authorized aggregate capital stock for SkyNet Holdings, Inc. is Twenty Million (20,000,000) Shares of Common Stock Par Value $.001 per Share.

     EIGHTH: The merger shall become effective upon the filing of this Certificate of Merger with the State of Delaware.

     IN WITNESS WHEREOF, EPL Resources (Delaware) Corp. has caused the Certificate to be signed by Vince Marold, its authorized officer, this 2nd day of October 1998.


                            EPL RESOURCES (DELAWARE), INC.


                            By: /s/ Vincent Marold
                                ------------------
                                Vincent Marold, President

                                      -2-